Exhibit 99.1

Burlington Stores, Inc. Announces Operating Results for the

Third Quarter and Year-To-Date Period Ended November 1, 2014

•	For the Fiscal 2014 Third Quarter vs. the Fiscal 2013 Third Quarter:

•	Comparable store sales increased 5.2% and net sales rose 8.7%

•	Adjusted EBITDA increased 16%, or $10.1 million, and rate improved 40 basis points

•	Comparable stores inventory decreased 14%, and turnover improved 24%

•	Adjusted diluted EPS increased to $0.16, vs. a loss per basic share of ($0.05)

•	Year-to-date 2014 adjusted diluted EPS improved to $0.39 from an adjusted loss per basic share of ($0.15)

•	Company raises its guidance including fourth quarter expectations for comparable stores sales of 3% to 4%, adjusted diluted EPS of $1.25 to $1.28 and increases Fiscal Year 2014 outlook

FLORENCE, New Jersey; December 9, 2014—Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the third quarter and first nine months ended November 1, 2014.

Tom Kingsbury, President and Chief Executive Officer stated, “We are very pleased with our third quarter performance, which was highlighted by better-than-expected net sales, comparable store sales and earnings, providing a great start to the fall season. Our consistent performance reflects the ongoing success of our off-price model and the continually improving execution by our team. During the quarter, comparable store sales rose 5.2% on top of last year’s 3.9% increase and was balanced across most regions and categories. I believe we are very well positioned for the fourth quarter,” Mr. Kingsbury continued. “Driving this expectation is our strong inventory position that includes compelling brands, powerful holiday merchandise and gift assortments supported by high impact marketing campaigns. Our positive outlook is reflected in our increased comp sales and earnings guidance for the fourth quarter and the full year.”

Note regarding Non-GAAP financial measures

The following discussion includes references to Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted EPS. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Third Quarter Fiscal 2014 Operating Results (for the 13 week period ended November 1, 2014 compared with the 13 week period ended November 2, 2013):

•	Comparable store sales increased 5.2%, which follows a comparable store sales increase of 3.9% in the 2013 third quarter driven by improved execution.

•	Net sales increased 8.7%, or $92.8 million, to $1,157.3 million. This increase includes the 5.2% increase in comparable store sales, as well as an increase of $41.5 million from new and non-comparable stores.

•	Gross margin expanded by 60 basis points to 39.6% from 39.0% in the third quarter of Fiscal 2013 offset by a 70 basis point increase in product sourcing costs that are included in selling, general and administrative expenses (SG&A).

•	SG&A, less product sourcing costs and advisory fees, as a percentage of net sales was 29.4% vs. 29.8% in the third quarter of Fiscal 2013 driven primarily by improved leverage in store payroll and advertising, offset somewhat by higher incentive compensation accruals.

•	Adjusted EBITDA increased 16.1%, or $10.1 million, to $72.5 million. Sales growth and SG&A leverage led to a 40 basis point expansion in Adjusted EBITDA as a percentage of net sales.

•	Depreciation and amortization expense, exclusive of net favorable lease amortization, increased $1.9 million to $36.1 million.

•	Net interest expense decreased $16.1 million from last year to $16.6 million, driven by interest savings related to a debt refinancing during the quarter and principal payments made over the last twelve months.

•	Adjusted tax expense was $7.9 million compared to a benefit of $1.2 million last year. The adjusted effective tax rate was 39.9% vs. 25.7% last year. The increase in the tax rate is the result of certain tax credits not legislatively approved and available in the current year and other one-time discrete items recorded in the prior year.

•	Adjusted net income was $11.9 million vs. an adjusted net loss of ($3.3) million last year, or $0.16 per adjusted diluted share vs. a loss of ($0.05) per adjusted basic share last year. Diluted shares outstanding were 76.0 million vs. 73.6 million pro forma basic shares last year.

Year to Date Fiscal 2014 Operating Results (for the 39 week period ended November 1, 2014 compared with the 39 week period ended November 2, 2013):

•	Comparable store sales increased 4.2% following a 5.0% increase in the first three quarters last year. This increase was driven by continued improvement in execution.

•	Net sales increased 7.6%, or $235.9 million, to $3,329.1 million. This increase includes the 4.2% increase in comparable store sales, as well as an increase of $118.2 million from new and non-comparable stores.

•	Gross margin expanded by 70 basis points to 38.7% from 38.0% last year. This more than offset an approximate 40 basis point increase in product sourcing costs that are included in SG&A.

•	SG&A, less product sourcing costs and advisory fees, as a percentage of net sales was 28.4% vs. 28.8% last year. The 40 basis point improvement was driven largely by increased leverage in store payroll and advertising.

•	Adjusted EBITDA increased 18.0%, or $34.0 million, to $222.9 million. The 60 basis point expansion in Adjusted EBITDA as a percent of net sales was driven by sales growth and SG&A leverage.

•	Depreciation and amortization expense, exclusive of net favorable lease amortization, increased $0.9 million to $104.7 million.

•	Net interest expense decreased $31.5 million from last year to $68.7 million, as a result of the debt refinancing and principal payments over the last twelve months.

•	Adjusted tax expense was $19.9 million compared to a tax benefit of $4.3 million last year. The adjusted effective tax rate was 40.1% vs. 28.4% last year. The increase in the tax rate is the result of certain tax credits not legislatively approved and available in the current year and other one-time discrete items recorded in the prior year.

•	Adjusted net income was $29.6 million versus an Adjusted net loss of ($10.8) million last year, or $0.39 per diluted share vs. a loss of ($0.15) per basic share last year. Diluted shares outstanding were 75.7 million vs. pro forma basic shares outstanding of 72.9 million last year.

Inventory:

•	Merchandise Inventories were $899.9 million vs. $902.4 million at November 2, 2013. The decrease was primarily driven by a comparable store inventory decrease of 13.7% as a part of the Company’s ongoing initiatives to reduce inventory levels, increase inventory turnover and ultimately drive incremental sales through continually improved product offerings. This decrease was partially offset by a $50.4 million increase in pack and hold purchases and inventory related to the opening of 18 net new stores since the end of the third quarter last year. Pack and hold inventory represented 18% of total inventory at the end of the third quarter vs. 12% last year.

Fourth Quarter and Full Year 2014 Outlook

The Company is updating its fourth quarter and full year fiscal year 2014 outlook based on its better than expected sales and net income performance during the first nine months of the year and its expectations for the fourth quarter.

For the fourth quarter of Fiscal 2014 (the 13 weeks ending January 31, 2015), the Company expects:

•	Net sales to increase in the range of 7.2% to 8.2%;

•	Comparable store sales to increase in the range of 3% to 4%;

•	Interest expense to approximate $15.1 million reflecting the debt refinancing completed on August 13, 2014; and

•	Adjusted net income per diluted share in the range of $1.25 to $1.28 on 76.2 million diluted shares outstanding. This compares to an adjusted income per pro forma share of $1.07 in the fourth quarter of Fiscal 2013.

For the full Fiscal Year 2014, (the 52-weeks ending January 31, 2015), the Company currently expects

•	Total sales to increase in the range of 7.5% to 7.8% versus its previous expectation of an increase in the range of 6.5% to 7.2% and comparable store sales for the full year to be approximately 4%;

•	Adjusted EBITDA margin expansion of approximately 45 basis points;

•	Interest expense of approximately $84 million;

•	A tax rate of approximately 40%;

•	Fully diluted adjusted net income per share in the range of $1.65 to $1.67 per share, utilizing a fully diluted share count of 75.8 million shares; and

•	To have opened 24 new stores and closed two existing stores resulting in a total store count of 543 at the end of the year.

Third Quarter 2014 Conference Call

The Company will hold a conference call on Tuesday, December 9, 2014 at 8:30 a.m. Eastern Time to discuss the Company’s third quarter Fiscal 2014 results. The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562. The conference ID is 13596546.

A live webcast of the conference call will also be available on the investor relations page of the Company’s website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning at 11:30am ET, December 9, 2014 until 11:59pm ET on December 16, 2014. The U.S. toll-free replay dial-in number is 1-877-870-5176 and the international replay dial-in number is 1-858-384-5517. The replay pin number is 13596546. Additionally, a replay of the call will be available on the investor relations page of the company’s website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

The Company, through its wholly-owned subsidiaries, operates a national chain of off-price retail stores offering ladies’, men’s and children’s apparel and accessories, home goods, baby products and coats, principally under the name Burlington Stores.

For more information about Burlington Stores, Inc., visit the Company’s website at www.burlingtonstores.com.

Investor Relations Contacts:

Robert L. LaPenta, Jr.

855-973-8445

Info@BurlingtonInvestors.com

Allison Malkin/Alison MacQuarrie

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(All amounts in thousands, except share and per share data)

	November 1, 2014	February 1, 2014	November 2 2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$29,437	$132,984	$31,557
Restricted Cash and Cash Equivalents	32,100	32,100	265,559
Accounts Receivable - Net of Allowance for Doubtful Accounts	53,484	35,678	54,619
Merchandise Inventories	899,880	720,052	902,426
Deferred Tax Assets	18,216	13,475	14,209
Prepaid and Other Current Assets	80,745	77,708	77,023
Prepaid Income Taxes	42,637	4,523	19,482

Total Current Assets	1,156,499	1,016,520	1,364,875
Property and Equipment - Net of Accumulated Depreciation and Amortization	964,217	902,657	895,412
Tradenames	238,000	238,000	238,000
Favorable Leases - Net of Accumulated Amortization	272,807	292,553	299,429
Goodwill	47,064	47,064	47,064
Other Assets	118,314	124,298	136,112

Total Assets	$2,796,901	$2,621,092	$2,980,892

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts Payable	$766,510	$542,987	$708,399
Other Current Liabilities	299,122	301,803	279,162
Current Maturities of Long Term Debt	13,275	59,026	231,460

Total Current Liabilities	1,078,907	903,816	1,219,021

Long Term Debt	1,410,838	1,369,159	1,484,285
Other Liabilities	257,832	255,877	243,785
Deferred Tax Liabilities	217,189	242,708	249,585
Commitments and Contingencies

	November 1, 2014	February 1, 2014	November 2 2013
Stockholders’ Deficit:
Preferred Stock, $0.0001 Par Value: Authorized: 50,000,000 shares; no shares issued and outstanding at November 1, 2014, February 1, 2014 and November 2, 2013	—	—	—
Common Stock, $0.0001 Par Value: Authorized: 500,000,000 shares at November 1, 2014, February 1, 2014 and November 2, 2013

Issued: 75,241,724 shares at November 1, 2014, 74,218,275 shares at February 1, 2014 and 74,164,281 shares at November 2, 2013
Outstanding: 74,590,114 shares at November 1, 2014, 73,686,524 shares at February 1, 2014 and 73,632,530 shares at November 2, 2013	7	7	7
Additional Paid-In-Capital	1,361,603	1,346,259	1,344,527
Accumulated Deficit	(1,521,319)	(1,492,409)	(1,555,993)

Accumulated Other Comprehensive Loss	(745)	—	—
Treasury Stock at Cost	(7,411)	(4,325)	(4,325)

Total Stockholders’ Deficit	(167,865)	(150,468)	(215,784)

Total Liabilities and Stockholders’ Deficit	$2,796,901	$2,621,092	$2,980,892

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(All amounts in thousands)

	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013

REVENUES:
Net Sales	$1,157,292	$1,064,502	$3,329,142	$3,093,226
Other Revenue	8,816	8,353	23,950	24,098

Total Revenue	1,166,108	1,072,855	3,353,092	3,117,324

COSTS AND EXPENSES:
Cost of Sales	698,590	649,637	2,042,079	1,917,610
Selling, General and Administrative Expenses	396,713	363,149	1,093,760	1,017,610
Costs Related to Debt Amendments, Secondary Offerings, Termination of Advisory Agreements and Other	589	10,506	1,930	21,963
Stock Option Modification Expense	628	1,768	2,419	9,031
Restructuring and Separation Costs	—	—	—	2,179
Depreciation and Amortization	42,584	41,071	124,341	126,310
Impairment Charges-Long-Lived Assets	6	243	853	382
Other Income, Net	(1,705)	(1,703)	(5,569)	(6,308)
Loss on Extinguishment of Debt	70,302	—	73,983	617
Interest Expense (Inclusive of Gain (Loss) on Interest Rate Cap Agreements)	16,624	32,719	68,722	100,349

Total Cost and Expenses	1,224,331	1,097,390	3,402,518	3,189,743

Loss Before Income Tax Benefit	(58,223)	(24,535)	(49,426)	(72,419)
Income Tax Benefit	(24,009)	(7,678)	(20,516)	(24,985)

Net Loss	$(34,214)	$(16,857)	$(28,910)	$(47,434)

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Nine Months Ended
	November 1 2014	November 2 2013
OPERATING ACTIVITIES
Net Loss	$(28,910)	$(47,434)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and Amortization	124,341	126,310
Amortization of Deferred Financing Costs	5,303	7,252
Accretion of Senior Notes	1,358	2,382
Deferred Income Tax (Benefit)	(29,764)	(11,830)
Non-Cash Loss on Extinguishment of Debt – Write-off of Deferred Financing Costs and Original issue Discount	27,687	466
Non-Cash Stock Compensation Expense	4,616	8,202
Non-Cash Rent Expense	(13,819)	(6,859)
Deferred Rent Incentives	21,673	19,171
Excess Tax Benefit from Stock Based Compensation	(9,144)	—
Insurance Recoveries	—	2,391
Changes in Assets and Liabilities:
Accounts Receivable	(19,967)	(9,765)
Merchandise Inventories	(179,828)	(222,236)
Prepaid and Other Current Assets	(40,372)	(23,235)
Accounts Payable	223,523	207,993
Other Current Liabilities	(979)	29,561
Other Long Term Assets and Long Term Liabilities	1,282	52
Other	1,504	860

Net Cash Provided by Operating Activities	88,504	83,281

INVESTING ACTIVITIES
Cash Paid for Property and Equipment	(164,525)	(122,247)
Proceeds from Sale of Property and Equipment and Assets Held for Sale	161	181
Restricted Cash Deposits with Trustee	—	(230,759)

Net Cash Used in Investing Activities	(164,364)	(352,825)

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	November 1 2014	November 2 2013
FINANCING ACTIVITIES
Proceeds from Long Term Debt—ABL Line of Credit	728,300	706,800
Principal Payments on Long Term Debt—ABL Line of Credit	(523,100)	(668,800)
Principal Payments on Long Term Debt—Term B-2 Loans	(834,507)	(4,355)
Proceeds from Long Term Debt—Term B-3 Loans	1,194,000	—
Principal Payments on Long Term Debt—Term B-3 Loans	(3,000)	—
Proceeds from Long Term Debt—Holdco Notes	—	343,000
Principal Payments on Long Term Debt—Holdco Notes	(128,223)	—
Principal Payments on Long Term Debt—Senior Notes	(450,000)	—
Cash Payments for Interest Rate Cap Contracts	(4,478)	—
Repayment of Capital Lease Obligations	(737)	(684)
Payment of Dividends	—	(336,000)
Purchase of Treasury Shares	(3,086)	—
Proceeds from Stock Option Exercises	1,585	2,531
Excess Tax Benefit from Stock Based Compensation	9,144	—
Deferred Financing Costs	(13,585)	(22,126)
Proceeds from Initial Public Offering	—	260,667
Offering Costs	—	(23,268)

Net Cash (Used in) Provided by Financing Activities	(27,687)	257,765

Decrease in Cash and Cash Equivalents	(103,547)	(11,779)
Cash and Cash Equivalents at Beginning of Period	132,984	43,336

Cash and Cash Equivalents at End of Period	$29,437	$31,557

Supplemental Disclosure of Cash Flow Information:
Interest Paid	$83,849	$96,613

Income Tax Payments—Net	$72,670	$2,029

Accretion of Class L Preferred Return	$—	$104,860

Non-Cash Investing Activities:
Accrued Purchases of Property and Equipment	$26,865	$21,848

Acquisition of Capital Lease	$5,621	$887

Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share and Adjusted EBITDA

The following tables calculate the Company’s adjusted net income (loss), adjusted net income (loss) per share and Adjusted EBITDA (earnings before net interest expense and loss on extinguishment of debt, taxes, depreciation, amortization and impairment, stock option modification expense, advisory fees and costs related to debt amendments, secondary offerings, termination of advisory agreement and other), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted net income (loss) is defined as consolidated net income (loss) for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments, secondary offerings, termination of advisory agreement and other, (iii) loss on the extinguishment of debt, (iv) impairment charges, (v) advisory fees and (vi) stock option modification expense, all of which are tax effected to arrive at adjusted net income (loss).

Adjusted net income (loss) per share is defined as adjusted net income (loss) divided by the weighted average shares outstanding, as defined in the table below.

The Company presents adjusted net income (loss), adjusted net income (loss) per share and Adjusted EBITDA because it believes they are useful supplemental measures in evaluating the performance of the business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that adjusted net income (loss), adjusted net income (loss) per share and Adjusted EBITDA provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, adjusted net income (loss), adjusted net income (loss) per share and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of net income (loss) to adjusted net income (loss) for the three and nine months ended November 1, 2014 compared with the three and nine months ended November 2, 2013:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Reconciliation of Net Loss to Adjusted Net Income (Loss):
Net Loss	$(34,214)	$(16,857)	$(28,910)	$(47,434)
Net Favorable Lease Amortization (a)	6,493	6,835	19,599	22,500
Costs Related to Debt Amendments, Secondary Offerings, Termination of Advisory Agreement and Other (b)	589	10,506	1,930	21,963
Stock Option Modification Expense (c)	628	1,768	2,419	9,031
Loss on Extinguishment of Debt (d)	70,302	—	73,983	617
Impairment Charges (e)	6	243	853	382
Advisory Fees (f)	28	700	154	2,875
Tax Effect (g)	(31,921)	(6,528)	(40,382)	(20,708)

Adjusted Net Income (Loss)	$11,911	$(3,333)	$29,646	$(10,774)

Weighted Average Shares Outstanding (h)	76,012	73,565	75,727	72,905

Adjusted Net Income (Loss) Per Share	$0.16	$(0.05)	$0.39	$(0.15)

(a)	Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the acquisition of Burlington Coat Factory Warehouse Corporation (BCFWC) on April 13, 2006 by affiliates of Bain Capital Partners, LLC (along with its associated investment funds, or any successor to its investment management business, Bain Capital) in a take private transaction (the Merger Transaction), and are recorded in the line item “Depreciation and Amortization” in our Condensed Consolidated Statements of Operations.
(b)	For Fiscal 2014, costs are primarily related to the Secondary Offerings. For Fiscal 2013, costs are primarily related to advisory and professional fees associated with Amendments No. 2 and No. 3 to the credit agreement governing our Term Loan Facility (the Term Loan Credit Agreement), as well as fees related to the October 2013 termination of our Advisory Agreement with Bain Capital.
(c)	Represents expenses incurred as a result of our May 2013 stock option modification.
(d)	For Fiscal 2014, amounts related to our August 2014 debt refinancing, the April 2014 partial redemption of our Holdco Notes and the April 2014 excess cash flow payment of our Term Loan Facility. For Fiscal 2013, amounts relate to Amendment No. 3 to our Term Loan Credit Agreement.
(e)	Represents impairment charges on long lived assets.
(f)	For Fiscal 2014, amounts represent reimbursement for out-of-pocket expenses that are payable to Bain Capital. For Fiscal 2013, amounts primarily represent the annual advisory fee of Bain Capital expensed during the fiscal periods in connection with our advisory agreement with Bain Capital which was terminated on October 2, 2013 in connection with our initial public offering. All amounts are recorded in the line item “Selling, General and Administrative Expenses” in our Condensed Consolidated Statements of Operations.
(g)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (f).

The following table shows the Company’s reconciliation of Net Income (Loss) to Adjusted EBITDA for the three and nine months ended November 1, 2014 compared with the three and nine months ended November 2, 2013:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Reconciliation of Net Loss to Adjusted EBITDA:

Net Loss	$(34,214)	$(16,857)	$(28,910)	$(47,434)
Interest Expense	16,624	32,719	68,722	100,349
Interest Income	(8)	(19)	(31)	(184)
Loss on Extinguishment of Debt (d)	70,302	—	73,983	617
Costs Related to Debt Amendments, Secondary Offerings, Termination of Advisory Agreement and Other (b)	589	10,506	1,930	21,963
Stock Option Modification Expense (c)	628	1,768	2,419	9,031
Advisory Fees (f)	28	700	154	2,875
Depreciation and Amortization	42,584	41,071	124,341	126,310
Impairment Charges (e)	6	243	853	382
Tax Benefit	(24,009)	(7,678)	(20,516)	(24,985)

Adjusted EBITDA	$72,530	$62,453	$222,945	$188,924